                                                                      Exhibit 12

                                   BELO CORP.
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)


                                                                                                           Nine months ended
                                                           Year Ended December 31,                            September 30,
                                        ------------------------------------------------------------     ---------------------
                                          1996         1997         1998         1999         2000         2000         2001
                                          ----         ----         ----         ----         ----         ----         ----
Earnings:
    Earnings before income taxes
          and the cumulative effect
          of accounting changes         $144,040     $154,122     $130,460     $276,453     $266,834     $120,349     $  2,930
    Add:  Total fixed charges             29,009       94,069      112,082      116,032      137,808      102,538       87,536
    Less:  Interest capitalized              255          510        1,680        2,552        2,398        2,129          326
                                        --------     --------     --------     --------     --------     --------     --------
                Adjusted earnings       $172,794     $247,681     $240,862     $389,933     $402,244     $220,758     $ 90,140
                                        ========     ========     ========     ========     ========     ========     ========

Fixed Charges:
    Interest                            $ 27,898     $ 91,288     $109,318     $113,160     $135,178     $100,712     $ 85,591
    Portion of rental expense
          representative of the
          interest factor (1)              1,111        2,781        2,764        2,872        2,630        1,826        1,945
                                        --------     --------     --------     --------     --------     --------     --------
                Total fixed charges     $ 29,009     $ 94,069     $112,082     $116,032     $137,808     $102,538     $ 87,536
                                        ========     ========     ========     ========     ========     ========     ========

Ratio of Earnings to Fixed Charges         5.96x        2.63x        2.15x        3.36x        2.92x       2.15 x        1.03x
                                        ========     ========     ========     ========     ========     ========     ========


-------------------

(1) For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.